                                                                    Exhibit 1(k)

                             THE MUNDER FUNDS, INC.
                             ARTICLES SUPPLEMENTARY

      THE MUNDER FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: In accordance with procedures established in the Corporation's Charter, the Board of Directors of the Corporation, by resolution dated May 5, 1998 pursuant to Section 2-208 of Maryland General Corporate Law, duly (i) designated fifty million (50,000,000) shares of the unissued, authorized capital stock of the Corporation into the following additional series, and classified the shares of such series as follows:

Name of Series                       Number of Shares Allocated by Class (in millions)
--------------                       -------------------------------------------------

                                         A         B        Y        C        K

Munder Convertible Securities Fund       5         5        30      N/A       10

; (ii) reclassified, effective ____, 1998, twenty million (20,000,000) shares of authorized capital stock previously classified as Class A shares, forty million (40,000,000) shares previously classified as Class B shares, ten million (10,000,000) shares previously classified as Class C shares, ten million (10,000,000) shares previously classified as Class K shares and twenty million (20,000,000) shares previously classified as Class Y shares of the Munder Short Term Treasury Fund as follows:

Name of Series                     Reclassified Shares Allocated by Class (in millions)
--------------                     ----------------------------------------------------

                                         A         B        Y        C        K

Munder Short Term Treasury Fund          0         0        90       0        10

; (iii) reclassified, effective ________________, 1998, all Class K shares of the Munder Short Term Treasury Fund as "Michigan Municipal League" shares; and
(iv) classified the fifty million (50,000,000) shares previously designated as "NetNet Fund" shares as follows:

Name of Series              Reclassified Shares Allocated by Class (in millions)
--------------              ----------------------------------------------------

                                     A               B               Y

NetNet Fund                          15              20             15

      SECOND: The shares of the Corporation classified or reclassified pursuant to Article First of these Articles Supplementary have been so classified or reclassified by the Board of Directors under the authority contained in the Charter of the Corporation. The number of shares of capital stock of the various classes that the Corporation has authority to issue has been established by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

      THIRD: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as hereinabove set forth, the Corporation had the authority to issue two billion, three-hundred million (2,300,000,000) shares of Common Stock of the par value of $0.01 per share and of the aggregate par value of twenty-three million dollars ($23,000,000), of which the Board of Directors had designated one billion, eight hundred and fifty-five million (1,855,000,000) shares into Series and classified the shares of each Series as follows:

                          Previously Classified Shares
                          ----------------------------

                                                      Authorized Shares
Name of Series                                           (in millions)
--------------                                           -------------

NetNet Fund                                                   50
Munder Financial Services Fund                                50


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

                                                        Authorized
                                               Shares by Class (in millions)
                                               -----------------------------

                                               A     B     Y     C     K

Munder Multi-Season Growth Fund                10    60    50    10    50
Munder Money Market Fund                       55    20    500   20    200
Munder Real Estate Equity Investment Fund      10    50    10    10    10
Munder Equity Selection Fund                   20    40    20    10    10
Munder International Bond Fund                 20    40    20    10    10
Munder Mid-Cap Growth Fund                     5     10    10    5     10
Munder Value Fund                              5     10    10    5     10
Munder Micro-Cap Equity Fund                   10    15    10    10    10
Munder Small-Cap Value Fund                    10    15    10    10    10
Munder Short Term Treasury Fund                20    40    20    10    10
Munder All-Season Conservative Fund            12.5  12.5  25    N/A   N/A
Munder All-Season Moderate Fund                12.5  12.5  25    N/A   N/A
Munder All-Season Aggressive Fund              12.5  12.5  25    N/A   N/A
Munder Growth Opportunities Fund               3.4   3.3   20    3.3   20

      As amended hereby, the Corporation's Articles of Incorporation authorize the issuance of two billion, three-hundred million (2,300,000,000) shares of Common Stock of the par value of $0.01 per share and having an aggregate par value of twenty-three million dollars ($23,000,000), of which the Board of Directors has designated one billion, nine hundred five million, (1,905,000,000) (including the 1,855,000,000 shares previously designated) shares into Series and classified the shares of each Series as follows:

                        Current Classification of Shares
                        --------------------------------

                                                        Authorized Shares
Name of Series                                             (in millions)
--------------                                             -------------

Munder Financial Services Fund                                    50


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

                                                         Authorized
                                                Shares by Class (in millions)
                                                -----------------------------

                                                A     B     Y     C     K

Munder Multi-Season Growth Fund                 10    60    50    10    50
Munder Money Market Fund                        55    20    500   20    200
Munder Real Estate Equity Investment Fund       10    50    10    10    10
Munder Equity Selection Fund                    20    40    20    10    10
Munder International Bond Fund                  20    40    20    10    10
Munder Mid-Cap Growth fund                      5     10    10    5     10
Munder Value Fund                               5     10    10    5     10
Munder Micro-Cap Equity Fund                    10    15    10    10    10
Munder Small-Cap Value Fund                     10    15    10    10    10
Munder All-Season Conservative Fund             12.5  12.5  25    N/A   N/A
Munder All-Season Moderate Fund                 12.5  12.5  25    N/A   N/A
Munder All-Season Aggressive Fund               12.5  12.5  25    N/A   N/A
Munder Emerging Growth Fund                     3.4   3.3   20    3.3   20
Munder Convertible Securities Fund              5     5     30    0     10
NetNet Fund                                     15    20    15    N/A   N/A

                                                   Authorized
                                         Shares by Class (in millions)
                                         -----------------------------

                                        A     B     Y     C    Michigan
                                                               Municipal
                                                                League
                                                             (formerly "K")

Munder Short Term Treasury Fund         0     0     90    0      10

      FOURTH: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the various classes of shares shall be as set forth in the Corporation's Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to shares of the Corporation generally, and those set forth as follows:

      (a) The assets of each Class of a Series shall be invested in the same investment portfolio of the Corporation.

      (b) The dividends and distributions of investment income and capital gains with respect to each class of shares shall be in such amount as may be declared from time to


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

      time by the Board of Directors, and the dividends and distributions of each class of shares may vary from the dividends and distributions of the other classes of shares to reflect differing allocations of the expenses of the Corporation among the holders of each class and any resultant differences between the net asset value per share of each class, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation among the classes shall be determined by the Board of Directors in a manner it deems appropriate.

      (c) Class A shares of each Series (including fractional shares) may be subject to an initial sales charge pursuant to the terms of the issuance of such shares.

      (d) The proceeds of the redemption of Class B shares of each Series (including fractional shares) may be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of the issuance of such shares.

      (e) The holders of Class A shares, Class B shares and Class Y shares of each Series shall have (i) exclusive voting rights with respect to provisions of any service plan or service and distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the respective class of the respective Series and (ii) no voting rights with respect to the provisions of any Plan applicable to any other class or Series of shares or with regard to any other matter submitted to a vote of shareholders which does not affect holders of that respective class of the respective Series of shares.

      (f)(1) Each Class B share of each Series, other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares of that Series on the date that is the first business day of the month in which the sixth anniversary of the issuance of the Class B shares occurs (the "Conversion Date"). With respect to Class B shares issued in an exchange or series of exchanges for shares of capital stock of another investment company or class or series thereof registered under the Investment Company Act of 1940 pursuant to an exchange privilege granted by the Corporation, the date of issuance of the Class B shares for purposes of the immediately preceding sentence shall be the date of issuance of the original shares of capital stock.

            (2) Each Class B share of a Series purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares shall be segregated in a separate sub-account. Each time any Class B shares in a shareholder's Fund account (other than those in the sub-account) convert to Class A shares, an equal pro rata portion of the Class B shares then in the sub-account shall also convert automatically to Class A shares without any action or choice on the part of the holder thereof. The portion shall be determined by the ratio that the shareholder's Class B shares of a Series converting to Class A shares bears to the shareholder's total Class B shares of that Series not acquired through dividends and distributions.

            (3) The conversion of Class B shares to Class A shares is subject to the continuing availability of an opinion of counsel or a ruling of the Internal Revenue Service that payment of different dividends on Class A and Class B shares does not result in the Corporation's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended, and that the conversion of shares does not constitute a taxable event under federal income tax law.

            (4) The number of Class A shares of a Series into which a share of Class B shares is converted pursuant to paragraphs (f)(1) and (f)(2) hereof shall equal the number (including for this purpose fractions of shares) obtained by dividing the net asset value per share of the Class B shares of the Series (for purposes of sales and redemptions thereof on the Conversion Date) by the net asset value per share of the Class A shares of the Series (for purposes of sales and redemptions thereof on the Conversion Date).

            (5) On the Conversion Date, the Class B shares of a Series converted into Class A shares will cease to accrue dividends and will no longer be deemed outstanding and the rights of the holders thereof (except the right to receive (i) the number of Class A shares into which the Class B shares have been converted and (ii) declared but unpaid dividends to the Conversion Date) will cease. Certificates representing Class A shares resulting from the conversion need not be issued until certificates representing Class B shares converted, if issued, have been received by the Corporation or its agent duly endorsed for transfer.

      IN WITNESS WHEREOF, The Munder Funds, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.


Date: __________________, 1998

                                          THE MUNDER FUNDS, INC.

[CORPORATE SEAL]

                                          By: _____________________


Attest:


____________________________


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